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                                                                    EXHIBIT 99.1


                                February 2, 1999


CONTACT:

Mahaska Investment Company
Charles S. Howard, President
David A. Meinert, EVP & CFO
(515) 673-8448

                         MAHASKA INVESTMENT COMPANY AND
                            MIDWEST BANCSHARES, INC.
                           ANNOUNCE AGREEMENT TO MERGE

         Oskaloosa, Iowa -- Mahaska Investment Company (NASDAQ: OSKY) and Midwest Bancshares, Inc. (NASDAQ: MWBI) of Burlington, Iowa have executed a definitive merger agreement in which Midwest Bancshares, Inc. will be acquired by Mahaska Investment Company. Midwest Bancshares, Inc. is the parent of Midwest Federal Savings and Loan Association of Eastern Iowa. Pursuant to the terms of the merger agreement, Midwest Federal Savings will continue to operate as an independent banking subsidiary with its own board of directors.

         "We're very excited to welcome Midwest Federal to the Mahaska family," Charles S. Howard, President of Mahaska Investment Company, said. "Together, our organizations will be in a position to offer our customers a wider range of products and services, continuing both companies' commitment to their communities. This acquisition fits into our expansion plans and our desire to grow our franchise in markets where we can add value for our shareholders, customers, and the community."

         "Midwest's customers can look forward to the same outstanding and friendly service that we have always provided, from our existing personnel, while we expand the products we offer by joining with Mahaska," William D. Hassel, President of Midwest Bancshares, Inc., said. "Mahaska is the independent banking leader in the Oskaloosa area, and we are extremely pleased with this transaction. Our similar operating philosophies and dedication to providing the highest quality of customer service make us a perfect match." Mr. Hassel will serve as a director on the board of Mahaska Investment Company and will remain president and chief executive officer of Midwest Federal Savings.

         Midwest Federal Savings and Loan Association of Eastern Iowa, founded in 1919, will add approximately $163 million in assets and approximately $106 million in deposits to Mahaska's $298 million in assets and $233 million in deposits as of December 31, 1998. Midwest Federal Savings has three locations in Burlington, Iowa, its newest in the Wal-Mart Supercenter, plus offices in Ft. Madison and Wapello, Iowa.

         The merger will be accomplished through a tax-free fixed exchange of one (1) share of Mahaska Investment Company common stock for each share of outstanding common stock of Midwest Bancshares, Inc. The transaction is intended to qualify as a tax-free reorganization and

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be accounted for as a pooling of interests. The transaction is expected to be completed in the third quarter of 1999, after customary regulatory and shareholder approvals have been received. Based on Mahaska Investment Company's closing price of $17.00 on February 2, 1999, the transaction will be valued at $19.0 million. Based on Midwest's total shares outstanding as of February 2, 1999, Mahaska will have approximately 4.7 million shares outstanding after the merger.

         Mahaska anticipates that the merger with Midwest will be accretive to its 1999 earnings per share (excluding merger-related expenses) by approximately 2% through the recognition of operational and organizational efficiencies. Revenue enhancement opportunities and additional operational efficiencies are anticipated to enhance earnings per share in subsequent periods. Additionally, the transaction is expected to be accretive to Mahaska's tangible book value per share by approximately 3 to 5%, excluding various merger-related expenses which are currently estimated at $875 thousand on an after-tax basis. These merger charges will be recorded in the quarter in which the transaction closes.

         Mahaska, headquartered in Oskaloosa, Iowa, offers banking and commercial finance services in six south central Iowa communities. Mahaska's subsidiaries are Mahaska State Bank and On-Site Credit Services, Inc. of Oskaloosa, Central Valley Bank of Ottumwa, and Pella State Bank of Pella. The combination of Mahaska and Midwest will form a financial organization with $461 million in assets and 14 branches throughout central and southeast Iowa.

         This press release includes forward-looking statements that are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Securities and Exchange Commission filings of both companies. This announcement is neither an offer to sell nor a solicitation for an offer to buy securities. The offering with respect to the proposed merger will be made only by the proxy/prospectus that will be distributed to shareholders in connection with the consideration of the transaction.




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